Old Mutual Insurance Series Fund

4643 South Ulster Street, 6th Floor

Denver, Colorado 80237

March 5, 2007

Dear Shareholders:

Enclosed is an Old Mutual Insurance Series Fund (the “Trust”) Information Statement that pertains to your investment in the Old Mutual Growth II Portfolio (the “Growth Portfolio”).

On December 29, 2006, the ownership of one of the Growth Portfolio’s sub-advisers, Munder Capital Management (“Munder”) was changed. Specifically, Munder’s management team and two privately held firms, Crestview Capital Partners, L.P. and Grail Partners LLC (together, the “Purchasers”), purchased all of the interests in Munder held by Munder’s former owner, Comerica Incorporated (“Comerica”). This transaction (referred to as the “Transaction”) resulted in control of Munder passing from Comerica to the Purchasers, which triggered the automatic termination of the Trust’s sub-advisory agreement with Munder. The Board of Trustees of the Trust (the “Board” or the “Trustees”) met in December 2006 to consider the Transaction and what impact it might have on Munder’s ability to provide portfolio management services to the Growth Portfolio. The Trustees considered representations from Munder that the Transaction would not result in any change to the management or operations of Munder and that the Munder portfolio managers serving the Growth Portfolio would continue as the Growth Portfolio’s portfolio managers following the Transaction. The Trustees also considered that there would be no change in the sub-advisory fee that Munder received for providing services to the Growth Portfolio. After reviewing these and other facts, the Board approved a new sub-advisory agreement with Munder that became effective immediately following the closing of the Transaction on December 29, 2006.

The enclosed Information Statement provides additional information about the change of control of Munder and the resulting approval by the Board, on behalf of the Growth Portfolio, of a new sub-advisory agreement with Munder. Please note that this Information Statement is not a proxy as the Trust is not required to obtain shareholder approval of the Transaction or the new sub-advisory agreement with Munder. The Trust is not asking you to vote on the matters described in the Information Statement and you are requested not to send us a proxy with respect to these matters.

If you have any questions regarding the Information Statement or the new sub-advisory arrangement with Munder, please contact your financial adviser or Old Mutual Shareholder Services at 1-800-433-0051 between 8:00 a.m. and 7:00 p.m. Eastern time, Monday through Friday.

Sincerely,

Julian F. Sluyters

President

Old Mutual Insurance Series Fund

Old Mutual Insurance Series Fund

4643 South Ulster Street, 6th Floor

Denver, Colorado 80237

_______________

INFORMATION STATEMENT

NEW SUB-ADVISORY AGREEMENT

FOR THE OLD MUTUAL GROWTH II PORTFOLIO

_______________

This Information Statement provides notice of and information regarding a new sub-advisory agreement for the Old Mutual Growth II Portfolio (the “Growth Portfolio”), a series portfolio of Old Mutual Insurance Series Fund (the “Trust”). We are not asking you to vote on the matters described in this Information Statement and you are requested not to send us a proxy.

BACKGROUND

On December 29, 2006, the ownership of one of the Growth Portfolio’s sub-advisers, Munder Capital Management (“Munder”) was changed. Specifically, Munder’s management team and two privately held firms, Crestview Capital Partners, L.P. (“Crestview”) and Grail Partners LLC (“Grail”) (together, the “Purchasers”), purchased of all of the interests of Munder held by Munder’s former owner, Comerica Incorporated (“Comerica”). This transaction is referred to as the “Transaction.” The consummation of the Transaction on December 29, 2006 automatically terminated the sub-advisory agreement between the Trust, Old Mutual Capital, Inc. (the “Adviser”) and Munder, dated April 19, 2006 (the “Pre-Termination Sub-Advisory Agreement”),1 pursuant to the terms of the Pre-Termination Sub-Advisory Agreement and provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Board of Trustees of the Trust (the “Board”) met in December 2006 to consider approving a new sub-advisory agreement with Munder that would become effective following the Transaction. The Board considered the impact that the Transaction may have on Munder’s ability to provide portfolio management services to the Growth Portfolio. In this regard, the Trustees considered representations from Munder that the Transaction would not result in any change to Munder’s management or operations and that the Munder portfolio managers serving the Growth Portfolio would continue as the Growth Portfolio’s portfolio managers following the Transaction. The Trustees also considered that there would be no change in the sub-advisory fee that Munder received for providing services to the Growth Portfolio. The Board noted further that the Adviser was not recommending any change to the Growth Portfolio’s investment objective and policies.

_________________________

1 Prior to April 19, 2006, Munder provided sub-advisory services to the Growth Portfolio pursuant to an interim sub-advisory agreement dated December 31, 2005. The Pre-Termination Sub-Advisory Agreement and the interim sub-advisory agreement were approved by the Board on December 16, 2005 and the Pre-Termination Sub-Advisory Agreement was approved by the Growth Portfolio’s shareholders at a meeting of shareholders held on April 19, 2006.

After reviewing these and other facts, the Board approved a new sub-advisory agreement between the Trust, on behalf of the Growth Portfolio, the Adviser and Munder, to become effective immediately following the closing of the Transaction (the “New Sub-Advisory Agreement”). The New Sub-Advisory Agreement is identical in all material respects to the Pre-Termination Sub-Advisory Agreement.

The offices of Munder are located at Munder Capital Center, 480 Pierce Street, Birmingham, Michigan 48009. Crestview is a private equity firm and Grail is a privately-owned advisory merchant bank specializing in investment management and related businesses. As of December 31, 2006, Munder had $28.3 billion assets under management.

BOARD EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

Background

The Pre-Termination Sub-Advisory Agreement was approved by the Board in connection with a restructuring of the Trust’s investment advisory, sub-advisory and servicing arrangements that were initiated on January 1, 2006 and approved by shareholders of the Growth Portfolio on April 19, 2006 (the “2006 Restructuring”). The 2006 Restructuring involved the appointment of the Adviser, consolidation of the Trust’s administrative operations with the Adviser and restructuring of the Growth Portfolio’s investment advisory fees, administrative fees and expense limitation arrangements. These steps were intended to benefit Growth Portfolio shareholders through reduced expenses and a central servicing center to provide fund and shareholder services.

The Board considered approval of the Pre-Termination Sub-Advisory Agreement and the New Sub-Advisory Agreement (together, the “Sub-Advisory Agreements”) at its meeting held on December 15, 2006. The Board, represented by independent legal counsel, considered the extensive restructuring of the Growth Portfolio’s portfolio management and expense structure as part of the 2006 Restructuring. In the course of its deliberations, the Board evaluated, among other things, information related to the investment philosophy, strategies and techniques used in managing the Growth Portfolio; the qualifications of the investment personnel at Munder; the compliance programs of Munder; brokerage practices, including the extent Munder obtained research through “soft dollar” arrangements with the Growth Portfolio’s brokerage; the financial and non-financial resources available to provide services required under the Sub-Advisory Agreements; and that the management and processes would not change after the Transaction. The Board also utilized the services of its Senior Vice President (the “Senior Officer”), who is independent from the Trust’s various service providers, including the Adviser and its affiliates, in analyzing the Sub-Advisory Agreements and fee structure. The Senior Officer reported to the Board on the reasonableness of the fees and profitability of the Adviser and Munder (the “Senior Officer’s Report”). The Board also received a report from Lipper, Inc. (“Lipper”), a mutual fund statistical service, on comparative mutual fund advisory fees and expense levels.

Senior Officer’s Report

The Senior Officer’s Report evaluated the proposed sub-advisory fee under the Sub-Advisory Agreements and considered a number of specific factors applicable to the Growth Portfolio. These factors included:

•	The nature, extent and quality of the services provided by Munder, including Growth Portfolio performance
•	Profit margins of Munder for providing the services
•	Advisory fees charged by Munder to institutional and other clients

•	Possible economies of scale

The Senior Officer conducted due diligence in connection with his review, including the following:

•	Reviewed the materials submitted by Munder
•	Reviewed nine month actual and one year pro forma financial information presented by Munder
•	Prepared additional spreadsheets and analysis regarding the financial information
•	Visited the offices of Munder during the course of the year to interview portfolio managers and administrative officers
•	Attended all of the Trust’s regularly scheduled 2006 Board meetings and listened to the presentation by Munder
•	Reviewed data prepared by Lipper which compared the advisory fee and expense ratio of the Growth Portfolio with those of other funds in its Lipper universe

The Senior Officer recommended that the Board approve the Sub-Advisory Agreements and the sub-advisory fee paid to Munder.

Board Considerations

In reviewing the Sub-Advisory Agreements, the Board considered the following matters:

•

Nature and Extent of Services-- The Board considered the combined investment management and administrative services provided by the Adviser under its single, unified Management Agreement with the Trust. The Board believed that the combined advisory and administrative services provided a single point of contact for these services and a clearer focus on total expenses incurred by the Growth Portfolio for these services than would otherwise be available through separate advisory and administration agreements.

•

Management Fees-- In reviewing management fees of the Growth Portfolio, the Board considered the extensive discussions between the Adviser and the Board that took place as part of the 2006 Restructuring regarding the combined investment advisory and administrative fee (the “Management Fee”) for the Growth Portfolio. The Board considered that the Management Fee for the Growth Portfolio had been reduced as part of the 2006 Restructuring. The Board also considered the new breakpoint schedule and expense limitation agreement (discussed below under Breakpoints for Management Fee, and under Growth Portfolio Expenses) that were put in place as part of the 2006 Restructuring, which resulted in the effective Management Fee for the Growth Portfolio being reduced to a level at or below the median combined advisory and administrative fees paid by unaffiliated funds in a peer group selected by Lipper. The Board further considered the current Management Fee for the Growth Portfolio as compared to Lipper data as of September 30, 2006. In addition, the Board reviewed the sub-advisory fee paid by the Adviser to Munder for the Growth Portfolio pursuant to the Sub-Advisory Agreements (the “Sub-Advisory Fee”). A more detailed discussion of the Growth Portfolio’s Management Fee is contained in the “Additional Board Considerations” section below.

•	Breakpoints for Management Fee-- The Board considered that new and more robust Management Fee breakpoints had been established to benefit the Growth Portfolio as part of the 2006 Restructuring. The Trustees considered these breakpoints an acceptable framework of expense savings to pass on to shareholders resulting from economies of scale.

•

Growth Portfolio Expenses-- The Board considered that as a result of its extensive discussions with the Adviser in connection with the 2006 Restructuring, the Adviser had provided expense limitations for the Growth Portfolio that capped expenses borne by the Growth Portfolio and its shareholders. These expense limitations provided a meaningful reduction in the Growth Portfolio’s expense ratios and brought the total annual operating expense ratios of the Growth Portfolio to a level at or near the median total expense ratios of unaffiliated funds in a peer group selected by Lipper. The Board further considered that the expense limitation agreement negotiated in connection with the 2006 Reorganization had been in effect for only one year of its three year term and is set to expire in December 2008. In addition, the Board considered the expense cap for the Growth Portfolio as compared to the total expense ratios of unaffiliated funds in a peer group selected by Lipper as of September 30, 2006.

•

Performance-- With respect to Munder, which began managing the Growth Portfolio on January 1, 2006, the Board compared the investment performance of Munder in managing the Growth Portfolio for the nine month period ended September 30, 2006 to the performance of similar investment vehicles managed by other investment advisers during the same period. The Board also considered the historical investment performance of Munder with the investment performance of similar investment vehicles managed by other investment advisers. A more detailed discussion of the Growth Portfolio’s performance is contained in the “Additional Board Considerations” section below.

•

Multi-Manager Structure-- With respect to the Growth Portfolio, the Board considered the effectiveness of the Growth Portfolio’s multi-manager approach as a means to reduce risk and moderate the volatility inherent in the market segments in which the Growth Portfolio invests. The Board also considered the potential advantages of the multi-manager approach of the Growth Portfolio in creating a unique fund offering that does not directly compete with existing investment products offered by the Growth Portfolio’s sub-advisers.

Additional Board Considerations

The Trustees considered the portfolio management services provided by Munder as a sub-adviser to a portion (“sleeve”) of the Growth Portfolio’s assets.

Performance-- With respect to performance, the Trustees favorably weighed the significant improvement of the Growth Portfolio’s performance since the current sub-advisers assumed portfolio management responsibility for the Fund on January 1, 2006. The Trustees noted that the Fund ranked in the 56th percentile of funds in its Lipper category for the nine month period ended September 30, 2006. The Trustees also considered that the nine month performance of the new sub-advisers was impacted by the portfolio turnover resulting from the implementation of the sub-advisers’ investment program during the first quarter of 2006.

Management Fees-- With respect to management fees, the Trustees considered that the Management Fee of 0.825% (with fee breakpoints that could potentially lower the Management Fee by a total of 0.30%) was near the median of the fees that the Adviser charged to equity funds of which it was the adviser. The Trustees also considered that the net Management Fee charged by the Adviser after its fee waiver was below the Lipper median for the universe of funds in the Fund’s investment category.

Fee Waivers-- The Trustees considered the Adviser’s contractual agreement to waive its Management Fee or reimburse Growth Portfolio expenses to limit the Growth Portfolio’s total annual operating expenses for three (3) years (expiring December 2008) to no more than 1.04% per year (exclusive of certain expenses such as brokerage commissions, distribution and service fees, and extraordinary expenses).

Senior Officer’s Report-- The Trustees noted that the Senior Officer’s Report indicated that the initiation of fee caps at the beginning of 2006 and the positive trend in performance supported the continuation of the Sub-Advisory Agreements with Munder for another year.

Change of Ownership-- The Trustees considered the potential effect of the Transaction and noted the potential benefits of this transaction, including the potential to provide for continuity of management and processes and enhanced employee retention opportunities.

Board Conclusions-- The Board concluded that in view of the level of services provided by the Adviser and its agreement to cap Growth Portfolio expenses, strong relative performance of the Growth Portfolio (in total) and strong relative performance of each of the sub-advisers (with respect to their respective “sleeves”) during the nine month period ended September 30, 2006, and net Management Fee levels below the Lipper median, Sub-Advisory Fee was appropriate and the Sub-Advisory Agreements with Munder should be approved.

ADDITIONAL INFORMATION ABOUT MUNDER

Management of Munder following the Transaction. The names and principal occupations of the principal executive officers of Munder are set forth below. The business address of each such person is Munder Capital Center, 480 Pierce Street, Birmingham, Michigan 48009.

Name	Position and Principal Occupation with Munder
John S. Adams	Director; Chief Executive Officer, President and Chief Investment Officer
Peter K. Hoglund	Managing Director and Chief Administrative Officer
Peter G. Root	Managing Director and Chief Investment Officer - Fixed Income
Stephen J. Shenkenberg	Managing Director, General Counsel, Chief Compliance Officer and Secretary
Tony Y. Dong	Director; Managing Director, Mid-Cap Equities
Sharon E. Fayolle	Managing Director, Cash Management
James V. FitzGerald	Managing Director, Retail Marketing
Anne K. Kennedy	Managing Director, Institutional Investment Services
Beth A. Obear	Managing Director, Human Resources

Other Investment Companies Sub-Advised by Munder. Munder currently acts as sub-adviser to the following registered investment companies or series thereof having similar investment objectives and policies to those of the Growth Portfolio. The tables below also state the approximate size of each such fund as of December 31, 2006 and the current sub-advisory fee rate for each fund as a percentage of average daily net assets.

Fund	Assets as of December 31, 2006	Sub-Advisory Fee Rate
HSBC Investor Mid-cap Fund	$28.2 million	0.50% of average daily net assets
Sun-America focused Mid-Cap Growth Fund	$25.8 million	0.50% of average daily net assets

Munder also acts as adviser to one or more mutual funds with investment objectives similar to that of the Growth Portfolio. As adviser to such funds, Munder performs a broader array of services and assumes greater responsibilities for the funds than for the funds for which it acts as sub-adviser.

DESCRIPTION OF THE SUB-ADVISORY AGREEMENT WITH MUNDER

The terms of the Pre-Termination Sub-Advisory Agreement and the New Sub-Advisory Agreement, including the sub-advisory fee payable to Munder, are the same in all material respects and are described below. For convenience, the agreements are generally collectively referred to as the “sub-advisory agreement.”

Duties of the Sub-Adviser. The sub-advisory agreement obligates Munder to: (i) manage the investment operations of and the composition of the Growth Portfolio’s investment portfolio, including the purchase, retention and disposition thereof in accordance with the Growth Portfolio’s investment objectives, policies and limitations; (ii) provide supervision of the Growth Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by the Growth Portfolio and what portion of the assets will be invested or held uninvested in cash in accordance with the Growth Portfolio’s investment objectives, policies and limitations; (iii) place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Growth Portfolio’s registration statement and Prospectus or as the Board or the Adviser may direct from time to time, in conformity with federal securities laws; (iv) act in conformity with the Prospectus and the instructions of the Adviser and the Board and comply with the requirements of the 1940 Act and applicable law. The sub-advisory agreement also includes the following obligations: (i) make portfolio managers or other personnel available to discuss the affairs of the Growth Portfolio with the Board; (ii) assist in the fair valuation of securities; (iii) provide compliance reports to the Adviser and/or the Trust; (iv) vote proxies received in accordance with applicable proxy voting policies; (v) adopt a code of ethics and provide a copy to the Trust; (vi) review draft reports to shareholders and other documents and provide comments on a timely basis; and (vii) perform other duties in connection with its sub-advisory activities.

Sub-Adviser Compensation. Pursuant to the sub-advisory agreement, Munder is entitled to receive from the Adviser a portion of the 0.825% advisory fee paid to the Adviser. The sub-advisory fee is calculated using the average daily net assets of that portion of the assets of the Growth Portfolio that are allocated to Munder. Munder is paid by the Adviser out of the advisory fee it receives from the Growth Portfolio. The sub-advisory fee is not an additional charge to the Growth Portfolio.

Munder began providing sub-advisory services to the Growth Portfolio effective January 1, 2006, and for the period January 1, 2006 to March 31, 2006, the Adviser paid sub-advisory fees of $53,305 to the Growth Portfolio’s two sub-advisers. For the period April 1, 2006 to December 29, 2006, the Adviser paid a sub-advisory fee of $143,421 to the Growth Portfolio’s two sub-advisers.

Term. The New Sub-Advisory Agreement continues for an initial period ending December 31, 2007, and thereafter continues automatically for successive annual periods, provided such continuance is specifically approved at least annually in conformance with the 1940 Act (which includes approval by the Board).

Termination. The sub-advisory agreement provides that it may be terminated (a) by the Growth Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Growth Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other parties, or (c) by Munder at any time, without he payment of any penalty, on 90 days’ written notice to the other parties. The sub-advisory agreement terminates automatically and immediately in the event of its assignment.

Amendments. The sub-advisory agreement may be amended by the parties to the agreement provided the amendment is approved by the vote of a majority of the outstanding voting securities of the Growth Portfolio (except as noted below).

Pursuant to an order received by the Trust from the SEC, the Adviser is permitted to enter into sub-advisory agreements appointing sub-advisers, which are not affiliates of the Adviser (other than by reason of serving as a sub-adviser to the Growth Portfolio), and to change the terms of sub-advisory agreements, including sub-advisory fees, with respect to such sub-advisers, without shareholder approval. The Trust is therefore able to engage non-affiliated sub-advisers from time to time without the expense and delays associated with holding a meeting of shareholders.

Liability of Sub-Adviser. Munder is not liable for any error of judgment or for any loss suffered by the Growth Portfolio or the Adviser in connection with performance of its obligations under the sub-advisory agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages will be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith, or gross negligence on the sub-adviser’s part in the performance of it duties or from reckless disregard of its obligations and duties under the sub-advisory agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified.

Consultation with Other Sub-Advisers. Consistent with Rule 17a-10 under the 1940 Act, the sub-advisory agreement prohibits Munder from consulting with the following entities concerning transactions for the Growth Portfolio in securities or other assets: (a) other subadvisers to the Growth Portfolio, (b) other sub-advisers to a portfolio of the Trust, and (c) other sub-advisers to a portfolio under common control with the Growth Portfolio.

ADDITIONAL INFORMATION

This Information Statement will first be mailed to shareholders of the Growth Portfolio on or about March 5, 2007. Only one copy of the Information Statement is being delivered to shareholders sharing an address unless the Growth Portfolio has received contrary instructions from one or more of the shareholders. Please contact your financial adviser or Old Mutual Shareholder Services at 1-800-433-0051 between 8:00 a.m. and 7:00 p.m. Eastern time, Monday through Friday, or in writing at Old Mutual Insurance Series Fund, P.O. Box 219534, Kansas City, Missouri 64121 if you require additional copies of the Information Statement or if your household currently receives multiple copies of the Growth Portfolio’s regulatory documents and you wish to request delivery of a single copy.

The Trust. The Trust is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company, commonly known as a mutual fund.

The Adviser. Old Mutual Capital, Inc. is a Delaware corporation, and serves as investment adviser and administrator to the Trust and the Growth Portfolio. Pursuant to a management agreement with the Trust, the Adviser administers the business and affairs of the Trust and retains, compensates and monitors the performance of sub-advisers which manage the investment and reinvestment of the assets of the Growth Portfolio pursuant to sub-advisory agreements with the Adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Sub-Adviser. Munder Capital Management, a Delaware general partnership, provides portfolio management services to the Growth Portfolio, subject to the oversight of the Adviser and the Board. Munder is registered as an investment adviser under the Advisers Act.

The Distributor. Old Mutual Investment Partners (the “Distributor”) is a Pennsylvania business trust, and serves as the Trust’s distributor.

The offices of the Adviser and the Distributor are located at 4643 South Ulster Street, 6th Floor, Denver, Colorado 80237. Both the Adviser and the Distributor are wholly-owned subsidiaries of Old Mutual (US) Holdings, Inc., which is a wholly-owned subsidiary of Old Mutual plc, a London-exchange-listed international financial services firm.

Pursuant to an order received from the Securities and Exchange Commission (“SEC”), the Adviser may, without obtaining shareholder approval, enter into and change the terms (including sub-advisory fees) of sub-advisory agreements with sub-advisers of the Growth Portfolio that are not affiliates of the Adviser. Munder is not an affiliate of the Adviser and, therefore, the Trust is not required to ask shareholders to approve the New Sub-Advisory Agreement with Munder, which the Board has approved. Shareholders are requested not to send a proxy.

Annual and Semi-Annual Reports. The Trust will furnish, without charge, a copy of the Trust’s most recent annual report and semi-annual report to any shareholder upon request. To obtain a report, please call Old Mutual Shareholder Services at 1-800-533-0041 between 8:00 a.m. and 7:00 p.m. Eastern time, Monday through Friday or send a written request to Old Mutual Insurance Series Fund, P.O. Box 219534, Kansas City, Missouri 64121.